EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-60928, 333-57948, and 33-34476 on Form S-8 pertaining to the 1995 Stock Option Plan of Intrusion Inc., as amended and the Registration Statement No. 333-125816 on Form S-8 pertaining to the Intrusion Inc. 2005 Stock Incentive Plan of our report dated March 27, 2015, with respect to the consolidated financial statements of Intrusion Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/Whitley Penn LLP

Dallas, Texas

March 27, 2015